Exhibit (m)(1)

ALLIANZ FUNDS MULTI-STRATEGY TRUST

TWELFTH AMENDED AND RESTATED MULTI-CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940

Effective Date March 28, 2008

as amended and restated

July 8, 2008,

December 17, 2008,

April 6, 2010,

June 4, 2010,

June 22, 2010,

April 11, 2011,

August 16, 2011,

December 13, 2012,

September 28, 2015,

October 15, 2015,

March 1, 2017 and

April 19, 2018

WHEREAS, the Board of Trustees of Allianz Funds Multi-Strategy Trust (the “Trust”) has adopted the Multi-Class Plan of the Trust and subsequent amendments thereto and restatements thereof (as amended and restated to the date hereof, the “Plan”) under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board of Trustees of the Trust desires to further amend and restate the Plan as set forth herein; and

WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust (“Independent Trustees”) have found the Plan, including the allocation of expenses described therein, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;

NOW, THEREFORE, the Trust hereby approves and adopts the following Twelfth Amended and Restated Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act.

1.	FEATURES OF THE CLASSES

Each now existing and hereafter created series (each a “Fund”) of the Trust is authorized to issue from time to time its shares of beneficial interest in eight classes: Class A shares, Class C shares, Class P shares, Class R shares, Class R6 shares, Class T shares, Institutional Class shares and Administrative Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). Each Fund may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

In addition, Class A, Class C, Class P, Class R, Class R6, Class T, Institutional Class and Administrative Class shares shall have the features described in Sections 2, 3, 4, 5 and 6 below. These features are subject to change, to the extent permitted by law and by the Amended and Restated Agreement and Declaration of Trust and the Amended and Restated By-laws of the Trust, each as from time to time may be amended, by action of the Board of Trustees of the Trust.

2.	SALES CHARGE STRUCTURE

(a) Initial Sales Charge. Class A shares of the Funds are offered at a public offering price that is equal to their net asset value (“NAV”) plus a sales charge of up to 5.50% of the public offering price. The sales charge on Class A shares is subject to reduction or waiver, as described in the Prospectus and as permitted by Rule 22d-1 under the 1940 Act. For example, each Fund may waive the Class A sales charge for certain categories of investors, including current or retired officers, trustees, directors or employees of the Trust, and for current registered representatives and other full-time employees of participating brokers.

Class T shares of the Funds are offered at a public offering price that is equal to their NAV plus a sales charge of up to 2.50% of the public offering price.

Class C, Class P, Class R, Class R6, Institutional Class and Administrative Class shares of the Funds are offered at their NAV, without an initial sales charge.

(b) Contingent Deferred Sales Charge. A contingent deferred sales charge (a “CDSC”) may be imposed on Class A or Class C shares under certain circumstances. When shares are redeemed, any shares acquired through the reinvestment of dividends or capital gains distributions will be redeemed first and will not be subject to any CDSC. For the redemption of all other shares, the CDSC will be based on either the shareholder’s original purchase price or the then current net asset value of the shares being sold, whichever is lower. CDSCs will be deducted from the proceeds of the shareholder’s redemption, not from amounts remaining in the shareholder’s account. In determining whether a CDSC is payable, it is assumed that the shareholder will redeem first the lot of shares which will incur the lowest CDSC.

Purchases of Class A shares of each Fund of $1 million or more that are redeemed within eighteen months of their purchase are subject to a CDSC of 1%, except that the CDSC on

Class A shares does not apply to an investor purchasing $1 million or more of a Fund’s Class A shares if such investor is otherwise eligible (i.e., without regard to the amount of the purchase) to purchase Class A shares of such Fund without any sales charge. The conditions for such eligibility, which may be revised from time to time, are set forth in the Prospectus.

Class C shares of the Funds are subject to a CDSC of 1% if redeemed within 1 year or eighteen months (depending on the Fund) after purchase. The applicable CDSC period for Class C shares of a Fund will be set forth in the Prospectus.

As permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus, the CDSC otherwise applicable to Class A and Class C shares is subject to reduction or waiver in connection with particular classes of transactions provided the conditions in Rule 22d-1 under the 1940 Act are satisfied. The particular classes of transaction to which CDSC reductions or waivers apply, which may be revised from time to time, are set forth in the Prospectus.

Class P, Class R, Class R6, Class T, Institutional Class and Administrative Class shares are not subject to a CDSC.

3.	SERVICE, DISTRIBUTION AND ADMINISTRATIVE FEES

(a) Service and Distribution Fees. Class A, Class C, Class R, and Class T shares each pay Allianz Global Investors Distributors LLC (the “Distributor”) fees for services rendered and expenses borne in connection with personal services rendered to shareholders of the particular class and the maintenance of shareholder accounts (“Service Fees”). Class A, Class C, Class R, and Class T shares of each Fund pay a Service Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. In addition, Class C and Class R shares pay the Distributor fees in connection with the distribution of shares of that class (“Distribution Fees”). Class C shares pay a Distribution Fee of up to 0.75% per annum of the average daily net assets of such Fund attributable to the particular class, as described in the Prospectus, and Class R shares pay a Distribution Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to the particular class, as described in the Prospectus. Class A, Class C, Class R, and Class T Service Fees and Class C and Class R Distribution Fees (“12b-1 Fees”) are paid pursuant to separate plans adopted for each class pursuant to Rule 12b-1 under the 1940 Act.

The Trust has adopted an administrative services plan with respect to Class P shares of the Funds (other than the Unitary Fee Funds, as defined below) (the “Class P Plan”). The plan has been adopted in accordance with the requirements of Rule 12b-1 and will be administered accordingly, except that shareholders of the applicable Funds do not have the voting rights set forth in Rule 12b-1 with respect to the Class P Plan. Under the terms of the Class P Plan, the Trust pays, out of the Class P assets of each applicable Fund, a fee, in an amount equal to up to 0.10% per annum of the average daily net assets of that class (“Class P Fees”), to financial intermediaries (including the Funds’ Distributor) that provide services in connection with the administration of programs that use Class P shares of the applicable Funds and for related expenses, as described in the Prospectus. Class P shares of the Unitary Fee Funds pay similar fees as part of their administrative fee payments under the Administration Agreement specified in Section 3(b).

The Trust has adopted an administrative services plan (the “Administrative Services Plan”) and a distribution plan (the “Administrative Distribution Plan”) with respect to the Administrative Class shares of the Funds. Each plan has been adopted in accordance with the requirements of Rule 12b-1 and will be administered accordingly, except that shareholders do not have the voting rights set forth in Rule 12b-1 with respect to the Administrative Services Plan. Under the terms of each plan, the Trust is permitted to reimburse, out of the Administrative Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class, financial intermediaries that provide services in connection with the distribution of Administrative Class shares of the Funds (in the case of the Administrative Distribution Plan) or the administration of plans or programs that use Administrative Class shares of the Funds as their funding medium (in the case of the Administrative Services Plan), as described in the Prospectus (the “Administrative Class Fees”). The same entity may not receive both distribution and administrative services fees with respect to the same Administrative Class assets but, with respect to separate assets, may receive fees under both the Administrative Services Plan and the Administrative Distribution Plan.

The Trust has not adopted an administrative services plan or a distribution plan with respect to Institutional Class or Class R6 shares of the Funds. However, Institutional Class and Class R6 shares may be offered through certain brokers and financial intermediaries (“service agents”) that have established a shareholder servicing relationship with the Trust on behalf of their customers. Service agents may impose additional or different conditions on the purchase or redemption of Institutional Class and Class R6 shares of the Funds and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

(b) Administrative Fees. Each class of shares of each Unitary Fee Fund (defined below) pays Allianz Global Investors U.S. LLC (“AllianzGI U.S.”), or any replacement or successor administrator (the “Administrator”), fees for administrative services (“Administrative Fees”) pursuant to an Administration Agreement with the Trust (such Funds as are subject to the Administration Agreement, the “Unitary Fee Funds,” and all other Funds excepting the Unitary Fee Funds, the “Other Funds”). Under the Administration Agreement, the Administrator provides or procures at its own expense such services as custody, transfer agency, sub-transfer agency, accounting, legal and printing services for each class of shares of each Unitary Fee Fund. The Unitary Fee Funds and the Administrative Fee rates payable by each class of shares of each Unitary Fee Fund are set forth in Schedule A to the Administration Agreement and also disclosed in the Prospectus.

4.	ALLOCATION OF INCOME AND EXPENSES

(a) Class A, Class C, Class P, Class R, Class R6, Class T, Institutional Class and Administrative Class shares pay the expenses, if any, associated with their different distribution and shareholder servicing arrangements. Each class of shares of each Unitary Fee Fund pays its respective Administrative Fee. Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with 12b-1 Fees, Class P Fees, Administrative Class Fees, and Administrative Fees, in each case as applicable, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

(b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, and except as provided below, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

(1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Corporate Level Expenses”); and

(2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses” and, together with the Corporate Level Expenses, the “Non-Class Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

Allocations of Expenses Among Unitary Fee Funds and Other Funds. Pursuant to the Administration Agreement, the Administrator is contractually obligated to pay various Class Expenses and Non-Class Expenses that are allocable to the Unitary Fee Funds and their classes of shares in consideration for the Administrative Fees paid by the Unitary Fee Funds and their share classes to the Administrator, whereas the share of such Class Expenses and Non-Class Expenses allocable to the Other Funds is paid directly by the Other Funds and their classes of shares. For these purposes, the Trust shall allocate such Class Expenses (not including the Administrative Fees) and Non-Class Expenses in the first instance to all Funds (including the Unitary Fee Funds, as applicable) and applicable share classes as specified above without taking into account the Administrative Fees payable by the Unitary Fee Funds and their share classes, but the Administrator shall be responsible for payment of such Class Expenses (not including the Administrative Fees) and Non-Class Expenses so allocated to the Unitary Fee Funds and their share classes pursuant to the Administration Agreement (such that these Class Expenses and Non-Class Expenses will not be subtracted from the gross income of each class of the Unitary Fee Funds). The applicable Administrative Fees will instead be allocated among the Unitary Fee Funds and their share classes as a Class Expense of these Unitary Fee Funds (to be subtracted from gross income and for other accounting purposes).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

5.	EXCHANGE PRIVILEGES

Subject to any limitations or restrictions from time to time set forth in the Prospectus and with the exception of Class T shares, shareholders may exchange shares of one class of a Fund at net asset value (subject to any applicable redemption fees), without the imposition of any sales charge or CDSC, for shares of the same class offered by another Fund of the Trust, any series of Allianz Funds or for shares of the same class or a substantially similar class of any current or future closed-end investment company operated in accordance with Rule 23c-3 under the 1940 Act (an “Interval Fund”) managed by AllianzGI U.S. or its affiliates and approved by the Board of Trustees of the Trust, provided that the exchange is made in states where the securities being acquired are properly registered. Institutional Class shares of a Fund may be exchanged for Administrative Class shares offered by any other Fund or series of Allianz Funds that offers such class of shares, or vice versa, provided that the Institutional Class or Administrative Class shareholder, as the case may be, meets the eligibility requirements of the class into which such shareholder seeks to exchange. Institutional Class shares of a Fund or of a series of Allianz Funds may also be exchanged for Class P or Class R6 shares offered by another Fund of the Trust that offers such class of shares, or vice versa, provided that such other Fund of the Trust does not offer Institutional Class shares, and provided further that the exchanging shareholder meets the eligibility requirements of the class into which such shareholder seeks to exchange. Class T Shares may not be exchanged for shares of the same class offered by another Fund of the Trust, any series of Allianz Funds or for shares of the same class or a substantially similar class of any current or future Interval Fund managed by AllianzGI U.S. or its affiliates and approved by the Board of Trustees of the Trust

With respect to Class A and Class C shares subject to a CDSC, if less than all of an investment is exchanged out of a Fund, any portion of the investment exchanged will be from the lot of shares which would incur the lowest CDSC if such shares were being redeemed rather than exchanged.

Except as otherwise disclosed in the relevant Prospectus, subject to Section 2(b) hereof, shares that are received in an exchange will be subject to a CDSC (or any applicable early withdrawal charge in the case of shares received in an exchange for shares of an Interval Fund) to the same extent as the shares exchanged. For example, Class C shares received in exchange for Class C shares with a different CDSC period will have the same CDSC period as the shares exchanged.

In addition, with the exception of Class T shares, shares of one class of a Fund may be exchanged, at the shareholder’s option, for shares of another class of the same Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Prospectus and subject to the terms and conditions (including the imposition or waiver of any sales charge or CDSC) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange.

6.	CONVERSION FEATURES

Effective on or about September 30, 2018 (the “Class C Conversion Date”), all Class C shares that were purchased 10 years or more prior to the Class C Conversion Date will automatically convert to Class A shares. After the Class C Conversion Date, all Class C shares will automatically convert to Class A shares on or about the first business day of the month following the ten-year anniversary of purchase. Such conversions will be effected on the basis of the relative net asset values of the Class C and Class A shares involved in the conversion. When Class C shares convert, any other Class C shares that were acquired by the shareholder by the reinvestment of dividends or distributions will also convert to Class A shares on a pro rata basis. The conversions described in this paragraph shall be subject to any limitations or restrictions from time to time set forth in the Prospectus, which shall, to the extent applicable, set forth the methodology that will be used to determine the identity of beneficial owners and holding periods with respect to Class C shares.

If, after the Class C Conversion Date, the Class A shareholders of a Fund approve any material increase in expenses allocated to that class (including 12b-1 Fees) without the approval of the then-existing Class C shareholders, Class C shares will cease automatically converting to Class A shares until this Plan is revised in accordance with Rule 18f-3 under the 1940 Act.

There are currently no other automatic conversion features among the classes.

7.	DIVIDENDS/DISTRIBUTIONS

Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder and to the extent permitted by the applicable prospectuses, of another Fund or a series of Allianz Funds at net asset value of such Fund or series, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

8.	WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by any adviser, sub-adviser, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust’s Trustees.

9.	REDEMPTION FEES

Each Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares, and may be waived or reduced in certain circumstances. The Trustees are not required to impose the Redemption Fee on all Funds, nor must they impose the Redemption Fee on all share classes of any particular Fund. Similarly, the Redemption Fee rate may differ from Fund to Fund and, within a Fund, from share class to share class.

Amounts paid pursuant to the Redemption Fee will be paid to the relevant Fund and, unless otherwise approved by the Trustees, will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

10.	EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees. The Trustees may designate a future date for effectiveness following the aforementioned approvals, and may delegate to an officer or officers the authority to designate such future date. When this Plan takes effect, it shall supersede all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

11.	MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 10 above.

12.	LIMITATION OF LIABILITY

The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee or shareholder.